Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the inclusion of our opinion, dated July 29, 2012, to the board of directors of The Shaw Group Inc. (“Shaw”) as Annex B to the Joint Proxy Statement/Prospectus of Shaw and Chicago Bridge & Iron Company N.V. (“CB&I”), which is part of the Registration Statement on Form S-4 of CB&I filed with the Securities and Exchange Commission on September 14, 2012 (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Financial Advisors—Opinion of Financial Advisor to Shaw,” “The Transaction—Background of the Transaction,” “The Transaction—Shaw’s Reasons for the Transaction and Recommendation of the Shaw Board of Directors,” “The Transaction—Opinion of Financial Advisor to Shaw,” and “The Transaction Agreement—Representations and Warranties.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Lyle Ayes
Lyle Ayes Executive Director

New York, New York

September 14, 2012